Exhibit 99.1

Applied DNA Sciences Quarterly Revenues Increase 138%
Year over Year in Second Quarter Fiscal 2015

 Financial Results Driven by Revenue Enhancement and Reduced Expenses.
Webcast To Be Held Today at 9:00 AM EDT.

STONY BROOK, NY. May 12, 2015. Applied DNA Sciences, Inc. (NASDAQ: APDN) (Twitter: @APDN), a provider of DNA-based anti-counterfeiting technology and product authentication solutions, announced results of its second quarter of fiscal 2015.

“Our record quarterly revenues contributed to six-month revenues that are greater than any prior full fiscal year. This is an exciting achievement for our Company,” stated Beth Jantzen, Chief Financial Officer of Applied DNA Sciences.

Financial Highlights for the Second Quarter:
•
Revenues increased 138% for the second quarter of fiscal 2015 to a record $1.5 million, compared with $637 thousand reported in the second quarter of fiscal 2014, and a 22% increase from $1.2 million reported in the first fiscal quarter ended December 31, 2014. This increase in revenues resulted primarily from an increase in revenues from government contracts.

•
Total operating expenses were $3.4 million, compared with $3.8 million in the prior year’s quarter, a decrease of approximately $367 thousand or 10%. The decrease is primarily attributable to a decrease in legal fees, as well as lower selling, general and administrative expenses (“SG&A”) as a result of management’s cost-savings program.

•
Net loss for the three months ended March 31, 2015 was $1.9 million, or $0.11 per share, compared with a net loss of $2.8 million, or $0.20 per share for the three months ended March 31, 2014 and a net loss of $7.8 million, or $0.51 per share for the three months ended December 31, 2014.

•
Excluding non-cash expenses, Adjusted EBITDA for the three months ended March 31, 2015 would have been a negative $1.2 million compared to a negative Adjusted EBITDA of $2.6 million for the same quarter last year and a negative Adjusted EBITDA of $1.7 million for our prior fiscal quarter. The improvement in adjusted EBITDA is primarily related to the increased revenues and decreased operating expenses for the three months ended March 31, 2015, as described above. See below for information regarding non-GAAP measures.

Financial Highlights for the First Six Months:

•
The Company recorded record six-month revenues of almost $2.8 million, an increase of 124% from the same period last fiscal year, beating full-year fiscal 2014 revenues, which was the Company’s prior annual record. The increase in revenues was primarily due to two government contracts, revenues related to textile sales for protecting cotton supply chains, and an increase in sales of DNAnet kits.

•
Operating expenses for the six months ended March 31, 2015 increased by approximately $280 thousand or 3%. The increase is attributable to an increase in SG&A expenses of approximately $427 thousand, including an increase in stock based compensation expense of approximately $1.2 million, offset by decreases in legal and consulting expenses. The increase in operating expenses was also offset by a decrease in research and development expenses of approximately $167 thousand.

•	Net loss for the six months ended March 31, 2015 was $9.7 million or $0.59 per share, compared with a net loss of $9.0, million or $0.68 per share for the six months ended March 31, 2014.
•
Excluding non-cash expenses and interest Adjusted EBITDA for the six months ended March 31, 2015 would have been a negative $2.9 million compared with an Adjusted EBITDA of negative $5.0 million for the same period last year. See below for information regarding non-GAAP measures.

Dr. James A. Hayward, President and Chief Executive Officer, stated: “We are very pleased with the increase in revenues, the continued recognition of our technology and products on a global basis, and the many business opportunities that have opened up to us as we increase our customer base. In addition to top-line improvements, we reduced our expenses and successfully completed a public offering right after the quarter ended that brought us new investors and capital to support our commitment to turning a profit. We expect continued growth in our government revenue for the year, the recruitment of new brands and retailers in our textiles business, and a strong response to our Home Asset Marking initiatives.”

Recent Highlights:
●
Closed on $12.0 million public offering. On April 1, 2015, the Company closed on an underwritten public offering for gross proceeds of $12 million. On April 30, the Company closed on the over-allotment option for additional gross proceeds of $264 thousand.

●
Introduction of DNAnet® Home Asset Marking. In a recent media event with local politicians, APDN announced the introduction of its DNAnet kits for home asset marking in Huntington Station, NY. Multiple US and EU municipalities have expressed interest, and insurance companies have begun direct marketing of DNAnet to their insured.

●
Entered into License Agreement with Divatex. Using Applied DNA Sciences’ patented SigNature® T DNA technology, U.S.-grown cotton fibers will be DNA-tagged at the ginner, offering the ability to verify the origin of the cotton throughout the supply chain.

●
Launched On-Site™ Authentication. SigNature DNA and fragmented DNA segments are forensically detectable in a field-deployable format. Licensees will be supplied devices in exchange for annual testing commitments. On-Site testing accelerates DNA-based quality release and assures authenticity at every node in which a product changes hands.

●
Compliance with FDA Guideline. Received a legal opinion stating that SigNature DNA is considered to be suitable for inclusion in prescription drugs as a PCID (“Physico-Chemical Identifier”) to help authenticate originality and exclude counterfeit drugs from the supply chain.

●
Launched DNA Beacon™. Based on a panel of novel, fluorescent-encrypted security elements, this patent pending technology is designed to identify SigNature DNA marked products throughout an entire supply chain. Identification in the field is easily conducted. Beacon technology can survive flame temperatures in excess of 1,000°C, making it well suited to prevent crimes such as copper theft.

Dr. Hayward concluded: “We continue to focus on new business opportunities, operational improvements and efficiencies as we expand our customer base and penetration of key industry verticals.”

Webcast Information:

The Company will be hosting a webinar today, May 12, 2015 at 9:00 AM EDT. To participate in the webinar, please follow the instructions below:

Reserve your webinar seat now at: https://attendee.gotowebinar.com/register/935241658046078977

Please email questions prior to the call to investor@adnas.com. While every attempt will be made to answer your questions, due to the large number of expected participants, not all questions may be answered on the call. For those of you unable to participate, the webinar will be posted by end of business on May 12, 2015, and available under the “Investors” tab of the Company’s website.

Information about Non-GAAP Financial Measures

As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our condensed consolidated financial statements prepared and presented in accordance with GAAP, this earnings release includes Adjusted EBITDA, which is a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared in presented in accordance with GAAP.

We use this non-GAAP financial measure for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash expenses that may not be indicative of our recurring operating results. We believe this non-GAAP financial measure is useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

“EBITDA” - is defined as earnings (loss) before interest expense, income tax expense and depreciation and amortization expense.

“Adjusted EBITDA” - is defined as EBITDA adjusted to exclude (i) change in fair value of warrant liability, (ii) the loss on conversion of promissory notes, (iii) stock-based compensation and (iv) other non-cash expenses.

The accompanying table below provides a reconciliation of the non-GAAP financial measure presented to the most directly comparable financial measure prepared in accordance with GAAP.

About Applied DNA Sciences

We make life real and safe by providing botanical-DNA based security and authentication solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. SigNature® DNA describes the platform ingredient that is at the heart of all of our security and authentication solutions. SigNature DNA is at the core of a family of uncopyable products such as DNAnet®, our anti-theft product, SigNature® T, targeted toward textiles, and digitalDNA®, providing powerful track and trace. All provide a forensic chain of evidence and can be used to prosecute perpetrators.

Applied DNA Sciences common stock is listed on NASDAQ under the symbol APDN, and its warrants are listed under the symbol APDNW.

Forward Looking Statements
The statements made by APDN in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 15, 2014, as amended on March 6, 2015, and our subsequent quarterly reports on Form 10-Q filed on February 9, 2015 and May 11, 2015, which are available at www.sec.gov. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

investor contact: Debbie Bailey, 631-240-8817, debbie.bailey@adnas.com media contact: Enrique Briz, Dian Griesel Int’l., 212-825-3210, ebriz@dgicomm.com web: www.adnas.com
twitter: @APDN

Financial Tables Follow

APPLIED DNA SCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	September 30, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$984,050	$1,393,132
Accounts receivable, net of allowance of $11,257 and $9,634 at March 31, 2015 and September 30, 2014, respectively	1,160,304	834,818
Prepaid expenses and other current assets	155,593	135,365
Total current assets	2,299,947	2,363,315

Property, plant and equipment, net of accumulated depreciation of $645,855 at March 31, 2015 and $759,087 at September 30, 2014	587,600	576,128

Other assets:
Deposits	61,988	57,638
Deferred offering costs	287,831	181,104

Intangible assets, net of accumulated amortization and impairment of $302,610 and $256,208 at March 31, 2015 and September 30, 2014, respectively	389,470	327,872

Total Assets	$3,626,836	$3,506,057

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities, including related party accrued interest of $-- and $6,597 at March 31, 2015 and September 30, 2014, respectively	$1,443,665	$1,494,759
Promissory notes payable, including $1,000,000 with a related party	—	1,800,000
Deferred revenue	227,810	583,362
Total current liabilities	1,671,475	3,878,121

Warrant liability	—	1,096,412

Total liabilities	1,671,475	4,974,533

Commitments and contingencies (Note I)

Stockholders’ Equity (Deficit)
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares issued and outstanding as of March 31, 2015 and September 30, 2014	—	—
Series A Preferred stock, par value $0.001 per share, 10,000,000 shares authorized; -0- issued and outstanding as of March 31, 2015 and September 30, 2014	—	—
Series B Preferred stock, par value $0.001 per share, 10,000,000 shares authorized; -0- issued and outstanding as of March 31, 2015 and September 30, 2014	—	—
Common stock, par value $0.001 per share; 500,000,000 and 1,350,000,000 shares authorized; 17,369,202 and 13,935,954 shares issued and outstanding as of March 31, 2015 and September 30, 2014, respectively	17,370	13,937
Additional paid in capital	211,412,483	198,277,859
Accumulated deficit	(209,474,492)	(199,760,272)
Total stockholders’ equity (deficit)	1,955,361	(1,468,476)

Total Liabilities and Stockholders’ Equity (Deficit)	$3,626,836	$3,506,057

APPLIED DNA SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014

Revenues	$1,518,761	$637,146	$2,760,563	$1,234,500

Operating expenses:
Selling, general and administrative	2,901,207	3,297,739	7,569,950	7,143,317
Research and development	373,380	359,782	651,652	819,086
Depreciation and amortization	123,079	106,810	232,805	212,025

Total operating expenses	3,397,666	3,764,331	8,454,407	8,174,428

LOSS FROM OPERATIONS	(1,878,905)	(3,127,185)	(5,693,844)	(6,939,928)

Other income (expense):
Interest income (expense), net	16	239	(31,859)	673
Other (expense) income, net	(6,693)	(79,389)	(13,135)	76,028
Loss on conversion of promissory notes	—	—	(980,842)	—
Gain (loss) on change in fair value of warrant liability	—	455,899	(2,994,540)	(2,178,859)

Net loss before provision for income taxes	(1,885,582)	(2,750,436)	(9,714,220)	(9,042,086)

Provision for income taxes	—	—	—	—

NET LOSS	$(1,885,582)	$(2,750,436)	$(9,714,220)	$(9,042,086)

Net loss per share-basic and diluted	$(0.11)	$(0.20)	$(0.59)	$(0.68)

Weighted average shares outstanding-
Basic and diluted	17,362,573	13,470,806	16,404,299	13,316,179

APPLIED DNA SCIENCES, INC.
CALCULATION AND RECONCILIATION OF ADJUSTED EBITDA
 (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014

Net Loss	$(1,885,582)	$(2,750,436)	$(9,714,220)	$(9,042,086)

Operating expenses:
Interest (income) expense, net	(16)	(239)	31,859	(673)
Depreciation and amortization	123,079	106,810	232,805	212,025
(Gain) loss on change in fair value of warrant liability	—	(455,899)	2,994,540	2,178,859
Stock based compensation expense	539,996	547,784	2,538,519	1,650,831
Loss on conversion of promissory notes	—	—	980,842	—
Bad debt expense	—	1,144	2,779	16,144

Total non-cash items	663,059	199,600	6,781,344	4,057,186

Consolidated Adjusted EBITDA (loss)	$(1,222,523)	$(2,550,836)	$(2,932,876)	$(4,984,900)